EXHIBIT 12

PS BUSINESS PARKS, INC.

STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(in thousands, except ratio data)

	For The Years Ended December 31,
	2016	2015	2014	2013	2012
Income from continuing operations	$144,984	$148,970	$204,700	$116,144	$94,395
Interest expense	5,568	13,270	13,509	16,074	20,618
Earnings from continuing operations available to
cover fixed charges	$150,552	$162,240	$218,209	$132,218	$115,013
Fixed charges (1)	$6,452	$14,428	$14,453	$16,433	$20,618
Preferred stock dividends	64,588	61,885	60,488	59,216	69,136
Preferred partnership distributions	—	—	—	—	323
Combined fixed charges and preferred distributions	$71,040	$76,313	$74,941	$75,649	$90,077
Ratio of earnings from continuing operations to
fixed charges	23.3	11.2	15.1	8.0	5.6
Ratio of earnings from continuing operations to
combined fixed charges and preferred distributions	2.1	2.1	2.9	1.7	1.3

____________

(1)Fixed charges include interest expense and capitalized interest.

Supplemental Disclosure of Ratio of Funds from Operations (“FFO”) to Fixed Charges:

	For The Years Ended December 31,
	2016	2015	2014	2013	2012
FFO	$179,882	$164,244	$162,196	$165,845	$134,472
Interest expense	5,568	13,270	13,509	16,074	20,618
Net income allocable to noncontrolling interests —
preferred units	—	—	—	—	323
Preferred stock dividends	64,588	61,885	60,488	59,216	69,136
FFO available to cover fixed charges	$250,038	$239,399	$236,193	$241,135	$224,549
Fixed charges (1)	$6,452	$14,428	$14,453	$16,433	$20,618
Preferred stock dividends (2)	57,276	59,398	60,488	59,216	51,969
Preferred partnership distributions (2)	—	—	—	—	174
Combined fixed charges and preferred
distributions paid	$63,728	$73,826	$74,941	$75,649	$72,761
Ratio of available FFO to fixed charges	38.8	16.6	16.3	14.7	10.9
Ratio of available FFO to combined fixed charges
and preferred distributions paid	3.9	3.2	3.2	3.2	3.1

____________

(1)Fixed charges include interest expense and capitalized interest.

(2)Excludes the issuance costs related to the redemption/repurchase of preferred equity and the gain on the repurchase of preferred equity.